Contact:	Media Relations Jeanmarie McFadden 212 761 2433 Jim Wiggins 914 225 6161	Investor Relations Celeste Mellet Brown 212 761 3896 For Immediate Release

Morgan Stanley Advises Citigroup of Intention to Exercise Right to Purchase an Additional 14% of Morgan Stanley Smith Barney

NEW YORK, May 31, 2012 – Morgan Stanley (NYSE: MS) has advised Citigroup Inc. (NYSE: C) that on June 1, 2012, it intends to give notice that it is exercising its right to purchase an additional 14 percent of Morgan Stanley Smith Barney Holdings LLC (MSSB). Such notice will initiate a process of up to 90 days in length to determine the purchase price, as detailed by the terms of the MSSB joint venture.

Regulatory approval to proceed has been obtained. Under the terms of the MSSB joint venture, June 1 is the first date on which Morgan Stanley, which currently owns 51 percent of MSSB, may exercise its call option for an additional 14 percent stake. Morgan Stanley will file a Current Report on Form 8-K describing the process to determine the price. Morgan Stanley does not intend to make any further comment on the purchase until the price is determined.

Morgan Stanley Smith Barney is a global leader in wealth management, providing access to a wide range of products and services to individuals, businesses and institutions, including brokerage and investment advisory services, financial and wealth planning, credit and lending, cash management, annuities and insurance, retirement and trust services.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

The information above contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect current estimates, projections, expectations or beliefs. These forward-looking statements are subject to numerous risks and uncertainties, and there are important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of Morgan Stanley. There can be no assurance as of the timing or outcome of the price determination process or the exercise of the call option.

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